Exhibit 99.1

We have entered into a binding term sheet with Oqory, Inc., a Delaware corporation (“Oqory”), and Vivasor, Inc., Oqory’s parent corporation, relating to a proposed business combination between Vincerx and Oqory. Oqory is a private biopharmaceutical company dedicated to developing next-generation antibody-drug conjugates for the treatment of cancer, focused on the development of Oqory’s lead clinical asset, OQY-3258. OQY-3258 is an anti-TROP2 ADC with an optimized enzyme-dependent linker technology and an SN-38 payload with established efficacy and manageable side effect profile. OQY-3258 has completed Phase 1⁄2 development in China, treating over 150 patients with solid tumors, including metastatic HR+/HER2- and triplenegative breast cancer. Currently, OQY-3258 is being evaluated in China in a Phase 3 study as first-line treatment in patients with unresectable recurrent or metastatic triple-negative breast cancer and in a Phase 3 study in patients with unresectable locally advanced or metastatic HR+/HER2- breast cancer.

The announced proposed transactions with Oqory and its affiliates may not be consummated on the terms described in the binding term sheet or at all.

We entered into a binding term sheet (the “Term Sheet”) with Oqory, Inc., a Delaware corporation (“Oqory”), and Vivasor, Inc., Oqory’s parent corporation, relating to a proposed business combination between Vincerx and Oqory. The parties currently contemplate a reverse triangular merger structure, pursuant to which (i) a subsidiary of Vincerx would merge into Oqory, (ii) Oqory stockholders would receive shares of Common Stock in exchange for their shares of Oqory common stock (“Oqory Common Stock”) based on the Exchange Ratio (as defined below), and (iii) outstanding options, warrants, and other rights to acquire Oqory Common Stock (“Oqory Stock Rights”) would be assumed by Vincerx and converted into options, warrants, and rights to acquire Common Stock based on the Exchange Ratio.

The conversion of the Oqory Common Stock and Oqory Stock Rights would be pursuant to an exchange ratio (the “Exchange Ratio”) to be determined based on the following aggregate intended post-closing percentage ownership: (i) the equity holders of Oqory immediately prior to the closing (including all Oqory Stock Rights) would own 95% of the equity of the combined company, and (ii) the equity holders of Vincerx (including all outstanding options and warrants) would own 5% of the equity of the combined company, in each case without taking into account the Concurrent Investment (as defined below) and the post-closing equity pool described below. In the event that the fully-diluted value of Common Stock held by existing Vincerx stockholders in the combined company upon the closing is less than $13.66 million, Oqory stockholders will forfeit their shares through an adjustment to the Exchange Ratio.

Although we anticipate entering into a definitive business combination agreement in the first quarter of 2025, no assurance can be given that we will be able to do so within that timeframe or at all. Execution of a definitive business combination agreement is subject to a number of conditions in the term sheet, including interim financing in the amount of at least $500,000, which is to be provided on or prior to January 31, 2025 or the execution of the business combination agreement and completion of due diligence by each party to its satisfaction, including our satisfactory review of intellectual property and cancer patients’ CT and MRI scans in selective clinical sites in the People’s Republic of China, which interim financing and due diligence have not been completed as of the date of this prospectus supplement, as well as successful negotiation of the terms and conditions of the business combination agreement. In addition, even if we were to negotiate and enter into a definitive business combination agreement, there is no assurance that the proposed business combination would be consummated on the terms described in the binding term sheet, or at all.

Failure to enter into a definitive business combination agreement or consummate the proposed business combination could negatively affect our market price, future business, and financial results.

The terms of a definitive business combination agreement are subject to negotiation, and we cannot guarantee that we will be able to reach acceptable terms. Execution of the definitive business combination agreement is subject to various conditions in the term sheet, including completion of due diligence by each party. In the event that we are unable to negotiate a definitive business combination agreement or consummate the proposed business combination, it will have a material adverse effect on our business, financial condition, and results of operation, including the following:

•	Costs related to the negotiation of a business combination agreement, such as legal, accounting, and financial advisory fees;

•	Declines in the market price of our Common Stock to the extent that our current market price reflects an assumption that the business combination will be consummated;

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The diversion of management’s attention from day-to-day business operations and the potential disruption to each company’s employees and business relationships during a period the definitive business combination agreement is being negotiated and stockholder approval is being solicited;

•	Difficulty in obtaining additional financing; and

•	Becoming subject to litigation related to the proposed business combination.

In the event we are able to enter into a definitive business combination agreement, we cannot guarantee that the closing conditions, including obtaining the requisite stockholder approval, set forth in such business combination agreement, will be satisfied. If we are unable to satisfy the closing conditions in Oqory’s favor or if other mutual closing conditions are not satisfied, Oqory will not be obligated to complete the business combination.

If the business combination is not completed, our board of directors may evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to our stockholders as the business combination or may not be available at all.

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